Exhibit 16.1

November 25, 2019

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for MTS Systems Corporation and, under the date of November 25, 2019, we reported on the consolidated financial statements of MTS Systems Corporation as of and for the years ended September 28, 2019 and September 29, 2018. On September 25, 2019, we were notified that MTS Systems Corporation appointed Deloitte & Touche LLP (Deloitte) as its principal accountant for the year ending October 3, 2020 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of MTS Systems Corporation’s consolidated financial statements as of and for the year ended September 28, 2019, and the issuance of our report thereon. On November 25, 2019, we completed our audit and the auditor-client relationship ceased. We have read MTS Systems Corporation’s statements included under Item 4.01 of its Form 8-K dated November 25, 2019, and we agree with such statements, except that we are not in a position to agree or disagree with any of MTS System Corporation’s statements in the last paragraph relating to consultations with Deloitte.

Very truly yours,

/s/ KPMG LLP